Exhibit 99.d(i)(b)

SCHEDULE 1

RS Core Equity VIP Series	0.50%
RS Small Cap Core Equity VIP Series	0.75%
RS Large Cap Value VIP Series	0.83%
RS Partners VIP Series	1.00%
RS Asset Allocation VIP Series	0.50%*
RS S&P 500 Index VIP Series	0.25%
RS International Growth VIP Series	0.80%
RS Emerging Markets VIP Series	1.00%
RS Investment Quality Bond VIP Series	0.50%
RS Low Duration Bond VIP Series	0.45%
RS High Yield Bond VIP Series	0.60%
RS Cash Management VIP Series	0.50% on assets up to $500,000,000; 0.45% on assets in excess of $500,000,000

*Assessed only with respect to the portion of the Fund invested directly in securities.